Issuer Free Writing Prospectus dated September 3, 2019

Relating to Preliminary Prospectus Supplement dated September 3, 2019

Registration Statement No. 333-232865

Phillips 66 Partners LP

$300,000,000 2.450% SENIOR NOTES DUE 2024

$600,000,000 3.150% SENIOR NOTES DUE 2029

PRICING TERM SHEET

Issuer:	Phillips 66 Partners LP

Trade Date:	September 3, 2019

Settlement Date*:	September 6, 2019 (T+3)

Net Proceeds (before expenses):	$892,275,000

Title of Securities:	2.450% Senior Notes Due 2024	3.150% Senior Notes Due 2029

Principal Amount:	$300,000,000	$600,000,000

Coupon:	2.450%	3.150%

Maturity Date:	December 15, 2024	December 15, 2029

Public Offering Price:	99.763% of principal amount, plus accrued interest, if any, from September 6, 2019	99.781% of principal amount, plus accrued interest, if any, from September 6, 2019

Benchmark Treasury:	1.250% due August 31, 2024	1.625% due August 15, 2029

Spread to Benchmark Treasury:	+115 bps	+170 bps

Benchmark Treasury Price/Yield:	99-17; 1.347%	101-12+; 1.474%

Reoffer Yield:	2.497%	3.174%

Interest Payment Dates:	June 15 and December 15, commencing June 15, 2020	June 15 and December 15, commencing June 15, 2020

Interest Record Dates:	June 1 and December 1	June 1 and December 1

Make-Whole Call:	At any time prior to November 15, 2024, at T + 20 bps	At any time prior to September 15, 2029, at T + 30 bps

Par Call:	On or after November 15, 2024	On or after September 15, 2029

Expected/Current Ratings**:	Moody’s: Baa3 (Stable) Standard & Poor’s: BBB (Stable)	Moody’s: Baa3 (Stable) Standard & Poor’s: BBB (Stable)

Distribution:	SEC Registered	SEC Registered

CUSIP / ISIN:	CUSIP: 718549 AG3 ISIN: US718549AG31	CUSIP: 718549 AH1 ISIN: US718549AH14

Underwriting Gross Spread:	0.600% of principal amount	0.650% of principal amount

Joint Book-Running Managers (for each series of notes):

Barclays Capital Inc.

Citigroup Global Markets Inc.

Goldman Sachs & Co. LLC

RBC Capital Markets, LLC

BNP Paribas Securities Corp.

Credit Suisse Securities (USA) LLC

Commerz Markets LLC

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

Wells Fargo Securities, LLC

BofA Securities, Inc.

J.P. Morgan Securities LLC

Co-Managers (for each series of notes):

BMO Capital Markets Corp.

BB&T Capital Markets, a division of BB&T Securities, LLC

CIBC World Markets Corp.

Credit Agricole Securities (USA) Inc.

HSBC Securities (USA) Inc.

PNC Capital Markets LLC

SunTrust Robinson Humphrey, Inc.

U.S. Bancorp Investments, Inc.

* Note: Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date hereof will be required, by virtue of the fact that the notes initially will settle T+3 (on September 6, 2019) to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes on the date hereof should consult their own advisors.

** Note: These ratings are not a recommendation to buy, sell or hold the notes offered hereby. The ratings may be subject to revision or withdrawal at any time and should be evaluated independently of any other rating.

This pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement dated September 3, 2019 (the “Preliminary Prospectus Supplement”). The information in this pricing term sheet supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at http://www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Goldman Sachs & Co. LLC toll-free at 1-866-471-2526 or RBC Capital Markets, LLC toll-free at 1-866-375-6829.